UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2010

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6835 Valjean

Van Nuys, California 91406

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)      Compensatory Arrangements of Certain Officers

On February 1, 2010, the Compensation Committee of the Board of Directors of Cherokee Inc. (the “Company”) approved stock option grants for certain of the Company’s named executive officers as follows:

(i)            Howard Siegel, the Company’s President, was awarded a grant of an option to purchase 50,000 shares of the Company’s common stock under the Company’s 2006 Incentive Award Plan (the “2006 Plan”) with an exercise price of $16.08, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.  These stock options expire on 2/1/2015, and vest in equal annual installments over three years.

(ii)           Russell J. Riopelle, the Company’s Chief Financial Officer, was awarded a grant of an option to purchase 15,000 shares of the Company’s common stock under the 2006 Plan with an exercise price of $16.08, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.  These stock options expire on 2/1/2015, and vest in equal annual installments over three years.

(iii)          Larry Sass, the Company’s Senior Vice President, was awarded a grant of an option to purchase 30,000 shares of the Company’s common stock under the 2006 Plan with an exercise price of $16.08, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.  These stock options expire on 2/1/2015, and vest in equal annual installments over three years.

(iv)          Mark Nawrocki, the Company’s Senior Vice President, was awarded a grant of an option to purchase 30,000 shares of the Company’s common stock under the 2006 Plan with an exercise price of $16.08, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.  These stock options expire on 2/1/2015, and vest in equal annual installments over three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

February 5, 2010	By:	/s/ Russell J. Riopelle
Russell J. Riopelle
Chief Financial Officer